Delta Apparel Reports FY13 Third Quarter and YTD Results
Revenue Growth Continues Across Most Business Units

GREENVILLE, SC-April 25, 2013-Delta Apparel, Inc. (NYSE MKT: DLA) today reported net sales of $120.1 million for its fiscal third quarter ended March 30, 2013, compared to $125.5 million in its 2012 third quarter. Net income for the 2013 third quarter was $1.6 million, or $0.19 per diluted share, compared to $1.9 million, or $0.22 per diluted share, in the 2012 third quarter.

Delta Apparel achieved revenue growth in its basics business and all of its branded business units except for Soffe. However, cooler weather conditions throughout the country combined with continued weakness in certain retail channels resulted in slower than expected overall sales during the third quarter. This, along with continued softness in the Soffe business, resulted in lower comparable third quarter revenue and net income.

For the first nine months of fiscal 2013, net sales increased to $357.0 million from $354.6 million in the comparable period of 2012. Net income for the 2013 nine month period was $5.2 million, or $0.61 per diluted share. For comparison, the prior year's nine-month period, which included the second quarter 2012 inventory markdown in the basics segment necessitated by the unprecedented record high cotton costs, resulted in a net loss of $7.3 million, or $0.86 per diluted share.

Branded Segment Review
All of Delta Apparel's branded segment businesses experienced solid sales growth during the fiscal 2013 third quarter with the exception of Soffe;however,overall branded segment revenue was down 10% to $52.6 million, from $58.5 million in the prior year's third quarter. The decrease was driven entirely by a 30% sales decline in the Soffe business, due primarily to turmoil in the current retail environment and a strategic shift by some large retailers from branded products to more private label products. Consistent with Delta Apparel's other branded segment businesses, The Game saw good third quarter results, with 15% sales growth on higher volume and improved gross margins. Sales for Junkfood increased 9% with another strong showing in the professional sports license business. Art Gun continued its rapid growth, achieving a 60% sales increase in the third quarter and a 95% increase for the nine-month period. With the exception of Soffe, each of the Company's branded businesses also experienced sales growth with improved margins for the entire nine months.

Basics Segment Review
Net sales for Delta Apparel's basics segment in the 2013 third quarter were up slightly to $67.4 million compared with $67.0 million for last year's third quarter. Sales for the private label business grew 4% for the quarter and nearly 10% for the nine-month period. The Catalog business achieved unit sales growth of 6% but this was offset by lower average selling prices, leaving sales relatively flat for the quarter. Revenue in the Catalog business is up over 8% for the year on unit sales growth of over 17%. Margins improved across the board in the basics segment due primarily to improved manufacturing performance.

Robert W. Humphreys, Delta Apparel's Chairman and Chief Executive Officer, commented that except for Soffe, sales growth continued in all of our business units, in spite of the “late Spring” that we experienced this year. “I believe this attests to the strength and desirability of our products, but we obviously have a good deal of work to do at Soffe to bring the business back to our expectations.”

“We have made some key management changes within Soffe that we believe will return that business to the strong performer it has been in the past. These changes go all the way to the top of that business and should have a profound effect, particularly in the areas of marketing and sales. We are making a rigorous effort to regain lost volume and to realign the Soffe business to meet current market demands, and we are already seeing some limited results from these efforts. In the meantime, we are taking immediate steps to reduce costs in order to return Soffe to profitability at current sales levels.”

“While we are encouraged with the sales growth and profitability advances we are seeing in all of our other business units, we are continuing our efforts to further streamline their operations. As we announced previously, we are expanding manufacturing capabilities within our existing facilities, and anticipate completion by the end of this calendar year. Year-end is also the target date for completion of our college bookstore consolidation under The Game, which will provide us with a lower-cost platform for this sales channel. We are already seeing some of the benefits of these activities in the fourth quarter and expect to realize the greater impact as we move into the 2014 fiscal year,” Mr. Humphreys said.

Fiscal 2013 Guidance
The effect on sales of the “late Spring” and the lower than expected third quarter sales for Soffe will make the Company's previous guidance difficult to achieve. With the weather moderating, demand appears to be improving; however, it is too soon to tell how much of an effect it will have on the remaining quarter of the fiscal year. Therefore, Delta is adjusting its guidance for fiscal 2013. For the fiscal year ending June 29,

2013, the Company now anticipates net sales to be in the $490 million to $495 million range with net income for the year in the range of $1.05 to $1.10 per diluted share.

Conference Call
The Company will hold a conference call with senior management to discuss these financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-539-3678. If calling from outside the United States, dial 719-325-2472. Use confirmation number 1971770. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through May 25, 2013. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 1971770.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and produces high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,200 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of raw material, transportation and energy prices and the availability of these products and services; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; significant interruptions in our distribution network or information systems; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; changes in the economic, political and social stability of our offshore locations; significant litigation in either domestic or international jurisdictions, the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:     Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:     Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012

Net Sales	120,092	125,541	356,956	354,550
Cost of Goods Sold	93,677	100,350	275,933	297,963
Gross Profit	26,415	25,191	81,023	56,587

Selling, General and Administrative	23,706	22,256	71,442	67,001
Other Expense, Net	145	79	335	19
Operating Income (Loss)	2,564	2,856	9,246	(10,433)

Interest Expense, Net	1,015	1,017	2,978	2,901

Income (Loss) Before (Benefit) Provision for Income Taxes	1,549	1,839	6,268	(13,334)

(Benefit) Provision for Income Taxes	(59)	(80)	1,051	(6,076)

Net Income (Loss)	1,608	1,919	5,217	(7,258)

Weighted Average Shares Outstanding
Basic	8,165	8,450	8,288	8,455
Diluted	8,439	8,786	8,546	8,455

Net Income (Loss) per Common Share
Basic	0.20	0.23	0.63	(0.86)
Diluted	0.19	0.22	0.61	(0.86)

		March 30, 2013	June 30, 2012	March 31, 2012

Current Assets
Cash		489	467	565
Receivables, Net		70,808	73,856	73,704
Income Tax Receivable		7,829	8,796	2,678
Inventories, Net		165,823	161,633	180,007
Prepaids and Other Assets		4,312	3,770	4,545
Deferred Income Taxes		4,847	4,964	8,973
Total Current Assets		254,108	253,486	270,472

Noncurrent Assets
Property, Plant & Equipment, Net		39,236	39,425	39,811
Goodwill and Other Intangibles, Net		23,154	23,609	23,761
Other Noncurrent Assets		3,600	3,874	3,834
Total Noncurrent Assets		65,990	66,908	67,406

Total Assets		320,098	320,394	337,878

Current Liabilities
Accounts Payable and Accrued Expenses		63,621	62,928	67,468
Current Portion of Long-Term Debt		3,529	3,529	3,529
Total Current Liabilities		67,150	66,457	70,997

Noncurrent Liabilities
Long-Term Debt		109,380	110,949	129,085
Deferred Income Taxes		3,384	3,803	3,547
Other Noncurrent Liabilities		102	218	219
Total Noncurrent Liabilities		112,866	114,970	132,851

Shareholders' Equity		140,082	138,967	134,030

Total Liabilities and Shareholders' Equity		320,098	320,394	337,878